Filed pursuant to Rule 424(b)(3)
Registration No. 333-169979
333-169979-01
333-169979-02
333-169979-03
333-169979-04
333-169979-05
333-169979-06
333-169979-07
333-169979-08
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333-169979-11
PROSPECTUS SUPPLEMENT NO. 2
(To prospectus dated November 9, 2010)
$350,000,000
Zayo Group, LLC
Zayo Capital, Inc.
Guaranteed by
Zayo Enterprise Networks, LLC
Zayo Bandwidth, LLC
Zayo Colocation, Inc.
Zayo Fiber Solutions, LLC
Zayo Bandwidth Tennessee, LLC
Adesta Communications, Inc.
FiberNet Telecom, Inc.
Local Fiber, LLC
American Fiber Systems Holding Corp.
American Fiber Systems, Inc.

     This prospectus supplement no. 2 supplements and amends the prospectus dated November 9, 2010, relating to the offer to exchange up to $350,000,000 aggregate principal amount of 10.25% Senior Secured First-Priority Notes due 2017 co-issued by Zayo Group, LLC (“we,” or “our”) and Zayo Capital, Inc. for new 10.25% Senior Secured First-Priority Notes due 2017 that have been registered under the Securities Act of 1933. This prospectus supplement should be read in conjunction with the prospectus dated November 9, 2010 (as amended and supplemented by prospectus supplement no. 1, dated November 12, 2010, the “prospectus”), which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements thereto.
Current Report on Form 8-K
     On November 18, 2010, we filed with the Securities and Exchange Commission our Current Report on Form 8-K. The text of the 8-K is attached hereto.

See “Risk Factors” beginning on page 14 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
This prospectus supplement is dated November 19, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2010

ZAYO GROUP, LLC
(Exact name of registrant as specified in its charter)

Delaware	333-169979	26-201259
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Centennial Parkway, Suite 200, Louisville, CO	80207
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 381-4683

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2010, Zayo Group, LLC (the “Company”) announced that David Howson, age 40 and the President of the Company’s zColo business unit, assumed the role of President of the Company’s Zayo Bandwidth business unit effective November 15, 2010. In connection with such appointment, Mr. Howson stepped down as the President of the Company’s zColo business unit. Mr. Howson has served as the President of zColo since June 2010. From April 1998 to May 2010 Mr. Howson served as part of the management team at Level 3, serving as Senior Vice President from 2004 to 2010, where he was responsible for various operations roles.

On November 17, 2010, the Company also announced that Chris Morley, age 36, replaced Mr. Howson as President of the zColo business unit effective November 15, 2010. Mr. Morley joined the Company in 2009 as Chief Financial Officer and Head of Product Management for the Company’s Zayo Bandwidth business unit. From 2008 until joining the Company in 2009 Mr. Morley acted as an independent consultant advising operating companies and private equity investors on strategy, merger and acquisition due diligence and execution, and operational improvements. During 2006 and 2007 Mr. Morley served as part of the management team for One Communications Corporation serving as Chief Integration Officer and the Executive Vice President of Operations and Networks. From 2003 to 2006 Mr. Morley served as part of the management team for Conversent Communications, LLC serving as Executive Vice President of Operations and Engineering.

Additionally, on November 17, 2010, the Company appointed Marty Snella, age 48, as the Company’s Chief Technology Officer and Chief Information Officer. Mr. Snella’s new appointments will become effective over a transition period which the Company anticipates spanning the first two quarters of calendar year 2011. Mr. Snella joined the Company in 2008 as the Senior Vice President of Operations for the Company's Zayo Bandwidth business unit. Prior to joining the Company Mr. Snella was an independent contractor providing professional and information technology services to various telecommunications companies. From 2004 to 2006 Mr. Snella served as Executive Vice President of Operations at ICG Communications, Inc. ("ICG") where he led ICG's Field Operations, Engineering and Information Technologies departments. During the transition period Mr. Snella will transfer his current responsibilities as Senior Vice President of Operations of the Zayo Bandwidth business unit to Mr. Howson. As part of Mr. Snella’s new role, he will be involved with the technical functions of all of the Company’s business units.  He will manage engineering, construction, operations, and IT decisions of the Company and will spend time on IT and engineering architecture issues to help the Company identify and exploit business opportunities.

On November 17, 2010, the Company issued a press release regarding the events described in this Current Report on Form 8-K. A copy of this press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed with this Form 8-K:

Exhibit No.	Description
99.1	Press Release dated November 17, 2010.

Portions of this report may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in the Company’s performance is contained in the Company’s filings with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAYO GROUP, LLC

By: /s/ Ken desGarennes
Ken desGarennes
Chief Financial Officer

DATED: November 18, 2010

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated November 17, 2010.

EXHIBIT 99.1
ZAYO ANNOUNCES LEADERSHIP CHANGES AT ZAYO BANDWIDTH AND ZCOLO
David Howson to lead Zayo Bandwidth; Chris Morley to lead zColo
LOUISVILLE, Colo. — November 18, 2010 — Zayo Group (“Zayo”), a provider of bandwidth infrastructure and carrier neutral colocation services, announced two internal leadership changes within its Zayo Bandwidth and zColo business units.
David Howson, who joined Zayo in June as President of zColo, Zayo’s carrier neutral colocation and interconnection services business, will assume the position of President of Zayo Bandwidth. Mr. Howson, who has 17 years of experience in the telecommunications industry, replaces John Scarano whose departure was previously announced. Prior to joining Zayo, Mr. Howson held a number of leadership roles at Level 3 Communications, most recently as Senior Vice President of Customer Service Management, Customer and Network Operations.
“David is a solid leader with a proven track record of leading large teams and has a thorough understanding of the telecom business,” stated Dan Caruso, Zayo President and CEO. “Under his leadership, Zayo Bandwidth will continue to provide excellent service and bandwidth infrastructure solutions for its customers while building value for investors.”
Chris Morley, previously CFO and head of product management for Zayo Bandwidth, will replace Mr. Howson as President of zColo. Mr. Morley has 15 years of technology and telecommunications experience with prior roles at Altman Vilandrie & Co., One Communications and AT&T.
“Over the past year and a half with Zayo, Chris has provided leadership across all aspects of the Zayo Bandwidth business, including the establishment of the zColo business unit after the FiberNet acquisition,” stated Caruso. “His diverse and extensive telecom background makes him an ideal candidate to lead zColo.”
About Zayo Group
Based in Louisville, Colorado, privately owned Zayo Group (www.zayo.com) is a provider of bandwidth infrastructure solutions and carrier neutral colocation. Zayo Group is organized into autonomous business units supporting customers who require lit and dark fiber services and carrier neutral colocation. Zayo’s business units provide these services over their regional, metro and fiber to the tower networks.
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Media Contact
Julia Kendall
Director, Corporate Marketing — Zayo
303.381.3367
jkendall@zayo.com